EXHIBIT 99.1

                                  PRESS RELEASE

ASHFORD.COM SECURES COMMITMENT FOR $25 MILLION LINE OF CREDIT

HOUSTON, July 27 /PRNewswire/ -- Ashford.com (Nasdaq: ASFD - NEWS), the leading Internet retailer of luxury and premium products, today announced that it has secured a three-year commitment from Congress Financial Corporation-a unit of First Union National Bank, the nation's sixth largest bank-for $25 million in debt financing. Final closing of the revolving credit facility is expected within thirty days and is subject to customary closing conditions.

"We believe this is the first senior credit financing ever for an Internet retailer, made possible by our unique business model that includes large average-order sizes and high-value merchandise. By securing this loan commitment, Ashford.com will effectively increase its available cash without any dilution to shareholders," said Kenny Kurtzman, CEO of Ashford.com.

About Ashford.com

Ashford.com is the leading Internet retailer of luxury and premium products. The company's e-commerce site, located at HTTP://WWW.ASHFORD.COM, offers a vast selection of diamonds and more than 14,000 styles of new and vintage watches, jewelry, fragrances, leather accessories, sunglasses and writing instruments from more than 350 leading brands. The company also provides an additional 10,000 items from more than 100 brands through its corporate gifts division. Dedicated to creating a comfortable and safe shopping environment, Ashford.com offers customers the Ashford.com Protection Plus(TM) policy, which provides outstanding product warranties, customer privacy and site security. Ashford.com is headquartered in Houston, Texas.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding the Company's expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding the availability of cash to the Company and the stability of the Company's inventory. All forward-looking statements are based upon information available to the Company as of the date of the statement, and the Company assumes no obligation to update any such forward-looking statement. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the failure or inability of either party to complete or comply with the transaction described in this press release. Actual results could differ materially from the Company's current expectations. Further information on the factors and risks that could affect the Company's financial results are included
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in its filings with the Securities and Exchange Commission, including the 10-K annual report for the fiscal year ended March 31, 2000.

Ashford, Ashford.com, and Ashford.com Protection Plus are trademarks of Ashford.com. All other marks are the property of their respective owners.

SOURCE: ASHFORD.COM